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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-82538) on Form S-8 of Deckers Outdoor Corporation of our report dated February 16, 2002, except as to the last paragraph of Note 4 which is as of February 22, 2002, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Deckers Outdoor Corporation.





/s/ KPMG LLP


Los Angeles, California
March 29, 2002